                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Telepanel Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87943U209
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  April 9, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [   ]    Rule 13d-1(b)
                  [ X ]    Rule 13d-1(c)
                  [   ]    Rule 13d-1(d)

CUSIP NO. 87943U209                  13G                     PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        ALJ Investments, Inc.
        36-3498908
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        Illinois, USA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        1,150,000
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,150,000
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    0
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        1,150,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.11%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

CUSIP NO. 87943U209                  13G                     PAGE 3 OF 5 PAGES

ITEM 1(a)         NAME OF ISSUER:

                  Telepanel Systems, Inc.

ITEM 1(b)         ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES:

                                    245 RIVIERA DRIVE
                                    MARKHAM, ONTARIO, CANADA
                                    L3R5J9

ITEM 2(a)         NAME OF PERSON FILING:

                                    ALJ Investments, Inc.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                                    2450 ST. ANDREWS DRIVE
                                    OLYMPIA FIELDS, IL  60461

ITEM 2(c)         CITIZENSHIP:

                                    U.S.A.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                                    COMMON STOCK, NO PAR VALUE

ITEM 2(e)         CUSIP NUMBER:

                                    87943U209

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [ ] Broker or dealer registered under Section 15 of the Act
         (b)  [ ] Bank as defined in section 3(a)(6) of the Act
         (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940
         (e) [ ] Investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
         (f) [ ] Employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
         (h) [ ] Savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act
         (i) [ ] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

CUSIP NO. 87943U209                  13G                     PAGE 4 OF 5 PAGES



ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:

                                            1,150,000

         (b)      Percent of Class:

                                            5.11%

         (c)      Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:

                                            1,150,000

             (ii) shared power to vote or to direct the vote

                                            -0-

             (iii) sole power to dispose or to direct the disposition of

                                            1,150,000

             (iv) shared power to dispose or to direct the disposition of

                                            -0-

CUSIP NO. 87943U209                  13G                     PAGE 5 OF 5 PAGES


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


ITEM 10. CERTIFICATION


Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    April 11, 2002

Signature:   ALJ INVESTMENTS, INC.


             By: /S/ ANDRE L. JACKSON
                 --------------------
                 ANDRE L. JACKSON, PRESIDENT